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                                                                    EXHIBIT 2.2

                      AGREEMENT AND PLAN OF DISTRIBUTION

  AGREEMENT AND PLAN OF DISTRIBUTION, dated as of    , 1996 (this
"Distribution Agreement"), by and between First Mississippi Corporation, a Mississippi corporation (the "Company") and [Newco], a Mississippi corporation and a wholly owned subsidiary of the Company ("Newco").

                                   RECITALS

  A. The Merger Transaction. The Company, Mississippi Chemical Corporation, a Mississippi corporation ("Parent") and Miss Sub, Inc., a Mississippi corporation and a wholly owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Merger and Reorganization, dated as of August 27, 1996 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation.

  B. The Spin-Off. Immediately prior to the Effective Time (as defined in
Section 1.2 of the Merger Agreement), subject to the satisfaction or waiver of the conditions set forth in Article VI of this Distribution Agreement, the Board of Directors of the Company expects to distribute all of the then-
outstanding shares of Common Stock, par value $    per share, of Newco ("Newco
Common Stock") as a dividend to the holders of Common Stock, par value $1.00 per share, of the Company ("Company Common Stock"), on a pro rata basis (the "Spin-Off").

  C. Purpose. The purpose of the Spin-Off is to make possible the Merger by divesting the Company of the businesses and operations conducted or to be conducted by Newco, which Parent is unwilling to acquire. This Distribution Agreement sets forth or provides for certain agreements between the Company and Newco in consideration of the separation of their ownership.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  1.1 Definitions. As used in this Distribution Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement):

  "Action" shall mean any suit, claim, action, arbitration, inquiry, proceeding or investigation by or before any court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative agency or commission.

  "Company Group" shall mean the Company and its Subsidiaries, other than the Newco Group.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arms length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "Indemnified Loss" shall mean, with respect to any claim by an Indemnified Party for indemnification pursuant to Article V hereof, any and all losses, Liabilities, claims, damages, obligations, payments, costs and

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expenses (including, without limitation, the costs and expenses of any and all
Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable costs of investigation and attorneys' fees and expenses in connection therewith) suffered by such Indemnified Party with respect to such claim.

  "Initial Group" shall mean the Company and its Subsidiaries determined prior to giving effect to the transfers and transactions contemplated by Section 4.1 hereof.

  "Liabilities" shall mean, with respect to any party, except as otherwise provided herein, any and all liabilities and obligations of such party, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgement of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

  "Newco Group" shall mean Newco and its Subsidiaries determined after giving effect to the transfers and transactions contemplated by Section 4.1 and
Section 4.2 hereof.

  "Registration Statement" shall mean a registration statement on Form S-1 to effect the registration of Newco Common Stock pursuant to the Securities Act and related registration statement on Form 8-A to effect the registration of Newco Common Stock under the Exchange Act.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Time of Distribution" shall mean the time as of which the Spin-Off is effective.

  "Transfer Agent" shall mean KeyCorp Shareholder Services, Inc., the transfer agent for the Company Common Stock.

                                  ARTICLE II

                Capitalization of Newco; Mechanics of Spin-Off

  2.1 Capitalization of Newco. The authorized capital stock of Newco currently
consists of     shares of Newco Common Stock, all of which are issued and
outstanding and owned beneficially and of record by the Company.

  2.2 Mechanics of Spin-Off. (a) The Spin-Off shall be effected by the distribution to each holder of record of Company Common Stock, as of the close of the stock transfer books on the record date designated by or pursuant to the authorization of the Board of Directors of the Company (the "Record
Date"), of certificates representing [    of a share/    shares] of Newco
Common Stock multiplied by the number of shares of Company Common Stock held by such holder, provided that no fractional shares of Newco Common Stock shall be distributed.

  (b) In the event a holder of Company Common Stock holds of record on the Record Date a number of shares of Company Common Stock such that, but for the proviso in Section 2.2(a) hereof, a fractional share of Newco Common Stock would be distributed to such holder, the Transfer Agent shall distribute to such holder certificates representing the number of shares of Newco Common Stock to which such holder is entitled after excluding from that number the fractional amount. The Transfer Agent shall aggregate all shares of Newco Common Stock that would be distributable but for the proviso in Section 2.2(a) hereof, shall sell such shares in the public market as soon as practicable after the Time of Distribution and shall distribute the proceeds of the sale of such shares pro rata (based upon the fractional shares of Newco Common Stock which would otherwise be received by such holders) among the holders of record of Company Common Stock who, but for the foregoing proviso of Section 2.2(a), would have received fractional shares of Newco Common Stock.


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  2.3 Timing of Spin-Off. Prior to the Effective Time, the Board of Directors
of the Company shall formally declare the dividend constituting the Spin-Off, which declaration shall be subject to the satisfaction or waiver of the conditions set forth in Article VI of this Distribution Agreement, and pay such dividend by delivery of certificates for Newco Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Spin-Off shall be deemed to be effective upon notification by the Company to the Transfer Agent that such conditions have been satisfied or waived and that the Transfer Agent is authorized to proceed with the distribution.

  2.4 Registration and Listing. Prior to the Time of Distribution:

    (a) The parties shall take such actions regarding the Registration Statement and Proxy Statement (as defined in the Merger Agreement), as is provided in the Merger Agreement. After the Registration Statement becomes effective, the Company shall cause the final Prospectus which is part of the Registration Statement to be delivered to all holders of record of Company Common Stock on the Record Date.

    (b) The parties hereto shall use reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the transactions contemplated by this Agreement.

    (c) Newco shall prepare, file and seek to make effective, an application for the listing of the Newco Common Stock on the New York Stock Exchange, subject to official notice of issuance.

    (d) The parties hereto shall cooperate in preparing, filing with the Securities and Exchange Commission and causing to become effective any registration statements or amendments thereto which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby requiring registration under the Securities Act.

                                  ARTICLE III

                                  Tax Matters

  Prior to the Time of Distribution, Newco and the Company shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith in substantially the form attached hereto as Exhibit A (the "Tax Disaffiliation Agreement").

                                  ARTICLE IV

                             Certain Transactions

  4.1 Transactions Relating to Spin-Off. (a) Prior to the Time of Distribution, subject to the satisfaction or waiver of the conditions set forth in Article VI of this Distribution Agreement, the Company shall transfer, assign and convey to Newco as a capital contribution all of the capital stock of the following companies that is owned by the Company:

    (i) CALLIDUS TECHNOLOGIES INC.
     wholly owned subsidiary of Callidus Technologies Inc.:
       Callidus Technologies International, Inc.
        majority-owned subsidiaries of Callidus Technologies
     International, Inc.:
         Callidus Technologies Benelux NV (minority ownership by Callidus Technologies Inc.)
         Callidus Technologies France, S.A.R.L. (minority ownership by Callidus Technologies Inc.)
         Callidus Technologies Germany (minority ownership by Callidus Technologies Inc.)
         Callidus Technologies Italy, sri (minority ownership by Callidus Technologies Inc.)
         Callidus Technologies U.K., Ltd. (minority ownership by Callidus Technologies Inc.)

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    (ii) DEW RESOURCES, INC.

    (iii) FEC MARKETING, INC.

    (iv) FIRST CHEMICAL CORPORATION
      wholly owned subsidiaries of First Chemical Corporation:
        Quality Chemicals, Inc.
        First Chemical Holdings, Inc.
        FT Chemical, Inc.
        First Chemical Texas, L.P.
        FCC Acquisition Corporation
        wholly owned subsidiary FCC Acquisition Corporation:
          EKC Technology, Inc.
          wholly owned subsidiaries of EKC Technology, Inc.:
                  EKC International, Inc.
                  Mycosil, Inc.
                  Burmar Chemical, Inc.
                  Micropel, Inc.
                majority-owned subsidiary of EKC Technology, Inc.:
                  EKC Technology, Ltd. (minority ownership by First Chemical
              Corporation)

    (v) FIRST ENERGY CORPORATION

    (vi) FIRSTMISS, INC.

    (vii) FRM, INC.

    (viii) FRM INTERNATIONAL, INC.

    (ix) FRM INDUSTRIES, INC.
      wholly owned subsidiary of FRM Industries, Inc.:
        FirstMiss Steel, Inc.

    (x) INDUSTRIAL INSULATIONS OF TEXAS, INC.

    (xi) MAXADYNE CORPORATION OF LOUISIANA
      wholly owned subsidiary of Maxadyne Corporation of Louisiana:
        Star Corrosion & Refractory, Inc.

    (xii) MAXADYNE CORPORATION

    (xiii) MELAMINE CHEMICALS, INC. (minority interest)

    (xiv) OMNIRAD, INC.
      subsidiary of OmniRad, Inc.
        Opti-Rad Limited Partnership

    (xv) PLASMA ENERGY CORPORATION
      wholly owned subsidiary of Plasma Energy Corporation:
        Plasma Energy Technologies Corporation

    (xvi) PLASMA PROCESSING CORPORATION
      subsidiary of Plasma Processing Corporation:
        Newminco Joint Venture 50% joint venture

    (xvii) POWER SOURCES, INC. (50% owned)

    (xviii) SCE TECHNOLOGIES, INC.

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    (xix) MISSISSIPPI CHEMICAL CORPORATION

    (xx) PRIMEX, LTD.

    (xxi) FIRST MISSISSIPPI CORPORATION FOUNDATION

  (b) In addition to the transfers described in Section 4.1(a), prior to the Time of Distribution, in accordance with the requirements of Article 11 of the Mississippi Business Corporation Act, FirstMiss Fertilizer, Inc. shall be merged with and into the Company with the Company as the surviving corporation in the merger.

  (c) In addition to the transfers referred to above, prior to the Time of Distribution, the Company shall, or shall cause its Subsidiaries to, transfer, assign and convey to Newco, as a capital contribution, all other assets of the Company which are not primarily related to the Retained Business, including, but not limited to, the following assets:

    (i) the net assets recorded on the "FMF Equity" division of the accounting records of FirstMiss Fertilizer, Inc., excluding the net assets relating to the business of the Company Group;

    (ii) all assets of the Company and its Subsidiaries located in the Jackson, Mississippi metropolitan area (other than books and records of the Company to the extent that they do not relate to the business of Newco);

    (iii) all real property of the Company located in Hillsborough County, Florida;

    (iv) all cash and cash equivalents (including marketable securities) of the Retained Business and all proceeds of the Financing (the full amount of which shall be funded prior to such contribution) except cash (A) used to refinance existing indebtedness for borrowed money of the Retained Business, (B) retained by the Company to the extent provided in Section
  6.14 of the Merger Agreement to pay for transaction and other costs payable by the Company in connection with the transactions contemplated by this Agreement or the Merger Agreement (except to the extent the obligations to pay such transaction and other costs have been assumed by Newco, in which case, cash in the amount of such assumed obligations shall be transferred to Newco) or (C) retained by the Company pursuant to Section 5.1(k) of the Merger Agreement;

    (v) the Company's equity interest in the Jackson, Mississippi Country Club and any other golf, tennis, country or other private clubs;

    (vi) cash deposits;

    (vii) receivables from employees of the Company (other than Retained Employees);

    (viii) Ammonia to which First Chemical Corporation has title used by First Chemical Corporation in its manufacturing process;

    (ix) the note receivable from FirstMiss Gold, Inc. (Getchell Gold);

    (x) receivable from Power Sources, Inc.;

    (xi) interest receivables on investments;

    (xii) prepaid insurance deposits and premiums;

    (xiii) software of the Company;

    (xiv) note receivable from Thunderbird Energy, Inc.;

    (xv) prepaid interest on the Company's Deferred Compensation Plan;

    (xvi) Home Insurance escrow account;

    (xvii) stock of peer group companies;

    (xviii) life insurance policies on executives;

    (xix) Thermotech note receivable;

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    (xx) Systems Industries note receivable;

    (xxi) the Company's jet, the hanger and fuel farm lease related to the hanger;

    (xxii) prepaid taxes and tax refunds; and

    (xxiii) any other items included as "Excluded Assets" on Schedule 3.7 of the Merger Agreement to the extent not already covered in this Section 4.1(c).

  (d) From and after the transfers referred to in subparagraph (c)(i) above, each of the Company and its Subsidiaries, on the one hand, and Newco and its Subsidiaries, on the other hand, shall have no liability to the other as a result of the transactions occurring prior to the date of such transfer other than pursuant to the provisions hereof and the other agreements referred to herein.

  (e) Prior to the Company's transfer of the capital stock of FEC Marketing, Inc to Newco, FEC Marketing, Inc. shall transfer its interests in FirstMiss Fertilizer Limited Partnership and FirstMiss Fertilizer of Texas LP to an entity in the Retained Business designated by the Company.

  4.2 Transfer of Liabilities. The parties further agree that, except as otherwise provided in this Distribution Agreement, the Merger Agreement, the Employee Benefits Agreement (defined below) or the Tax Disaffiliation Agreement, at or prior to the Time of Distribution Newco shall assume all Liabilities of the Initial Group, other than the Liabilities to the extent arising out of, based upon, or resulting from the operation of the business of, or to the extent relating to, the Retained Business (the "Newco Assumed Liabilities"), and the Company shall retain all Liabilities (whether arising before or after the Time of Distribution) to the extent arising out of, based upon, or resulting from the operation of, or to the extent relating to, the Retained Business (the "Company Assumed Liabilities"). Notwithstanding the foregoing, for purposes of this Section 4.2, Company Assumed Liabilities shall be deemed to include, but not be limited to, the liabilities reflected on the Retained Business Balance Sheet and (ii) Company Assumed Liabilities shall be deemed not to include and Newco Assumed Liabilities shall be deemed to include any and all liabilities or obligations (environmental or otherwise) arising out of, based upon, or resulting from, or relating to, the lease and former operation by the Initial Group of a fertilizer manufacturing facility located in Ft. Madison, Iowa.

  4.3 Method of Transfer. The parties hereto agree that (a) the contribution and transfer of assets contemplated pursuant to Section 4.1 hereof shall be effected by delivery by the Company to Newco of (i) with respect to those assets which are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank and (ii) with respect to all other assets, such good and sufficient instruments of contribution, transfer and delivery in form and substance reasonably satisfactory to the Company and Newco, as shall be necessary to vest in Newco all of the rights, title and interest of the Company Group in and to such assets, and (b) the assumption of the Newco Assumed Liabilities contemplated pursuant to Section 4.2 hereof shall be effected by delivery by Newco to the Company of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Company and Newco, as shall be necessary for the assumption by Newco of the Newco Assumed Liabilities.

  4.4 Further Assurances. The parties agree that if, after the Time of Distribution, either party holds assets or Liabilities which by the terms hereof or of the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party shall promptly assign and transfer or cause to be assigned and transferred such assets or Liabilities to the other party and such other party shall promptly accept such assignment and transfer of the asset or Liability.

  4.5 Use of Names. (a) Following the Time of Distribution, the Company Group shall have the sole and exclusive ownership of and right to use, as between the Company Group on the one hand, and the Newco Group on the other hand, each of the names, trademarks, trade names and other proprietary rights set forth in Schedule 4.5 (the "Retained Proprietary Name Rights"). Following the Time of Distribution, the Newco Group shall have the sole and exclusive ownership of and right to use, as between the Newco Group on the one hand, and the

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Company Group on the other hand, all names, trade marks, trade names, service marks and other proprietary rights owned or used by the Initial Group immediately prior to the Time of Distribution other than the Retained Proprietary Name Rights (the "Newco Proprietary Name Rights"). The Newco Proprietary Name Rights include, without limitation, the name First Mississippi Corporation and derivatives thereof.

  (b) Following the Time of Distribution, (i) the Company shall, and shall cause its Subsidiaries and other affiliates to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusing similar to any of the Newco Proprietary Name Rights, and (ii) Newco shall, and shall cause its Subsidiaries and other affiliates to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusing similar to any of the Retained Proprietary Name Rights.

  4.6 Assignment of Contracts and Permits. Notwithstanding any other provision hereof or of the Merger Agreement, in connection with any Contract or any permit, approval, license or authorization issued by a Governmental Entity (a "Governmental Authorization") held by the Company which is to be transferred or assigned to Newco and which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the prior approval or consent of the issuer thereof or the other party or parties thereto (collectively "Non-Assignable Rights") the Company shall:

    (a) apply for and use all reasonable efforts to obtain all consents or approvals contemplated by the Contracts or Governmental Authorizations, in form and substance satisfactory to Newco;

    (b) cooperate with Newco in any reasonable and lawful arrangements designed to provide the benefits and burdens of such Non-Assignable Rights to Newco, including holding any such Non-Assignable Rights in trust for Newco or acting as agent for Newco;

    (c) enforce any rights of the Company arising from such Non-Assignable Rights against the issuer thereof or the other party or parties thereto;

    (d) take all such actions and do, or cause to be done, all such things at the request of Newco as shall reasonably be necessary and proper in order that the value of any Non-Assignable Rights shall be preserved and shall enure to the benefit of Newco; and

    (e) pay over to Newco all monies or other assets collected by or paid to the Company in respect of such Non-Assignable Rights.

  Newco shall reimburse the Company for all reasonably incurred payments, costs and expenses made, incurred or suffered in performing the Company's obligations as requested by Newco under this Section 4.6. If the Company is unable to lawfully provide the benefit of any Governmental Authorization to Newco, it shall not, at any time, use such Governmental Authorization for its own purposes or assign or provide the benefit of such Governmental Authorization to any other party.

  4.7 Intercompany Balances. All amounts owing between the Company Group, on the one hand, and the Newco Group, on the other hand, other than amounts arising in the ordinary course of business for the purchase of goods or services in commercial transactions, shall be eliminated in full (without any payment to either party) at or prior to the Time of Distribution.

                                   ARTICLE V

                               Certain Covenants

  5.1 Indemnity as between Newco and the Company from Assumed Liabilities. (a) Effective upon the Spin-Off, Newco agrees to indemnify and hold the Company, its affiliates, successors and assigns and the officers, directors, employees, agents, advisors and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Newco Assumed Liabilities. Effective upon the

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Spin-Off, the Company agrees to indemnify and hold Newco, its affiliates, successors and assigns and the officers, directors, employees, agents and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Company Assumed Liabilities. If either of the foregoing indemnities is unavailable for any reason, the parties shall contribute in respect of any such loss, claim, damage or Liability on an equitable basis.

  (b) Each of the Company and Newco shall indemnify, defend and hold harmless the other party in the manner provided in Section 5.3, and each of such other party's affiliates, successors, assigns, officers, directors, employees, agents, advisors and representatives, from and against Indemnified Losses arising out of or resulting from each Action over which such indemnifying party has authority and control pursuant to Section 5.2 hereof.

  5.2 Right to Control Actions. Following the Time of Distribution, (a) upon acknowledgement of its liability for the matter in question, the Company shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions relating primarily to the Retained Business, the assets of the Retained Business or the Company Assumed Liabilities (each, a "Retained Action"), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the consent of Newco, and (b) upon acknowledgement of its liability for the matter in question, Newco shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Action relating primarily to the Newco Group, the assets of the Newco Group or the Newco Assumed Liabilities (each, a "Newco Action"), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the consent of the Company; provided that neither the Company nor Newco (nor any of their respective Subsidiaries) may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the prior written consent of the other party if such settlement, compromise or consent to such judgment (i) includes any form of injunctive relief binding upon such other party or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such other party which is subject to such Action (and any related party of such other party subject to such Action) of a full and final release from all liability in respect of such claim or litigation.

  5.3 Procedure for Third Party Indemnification. (a) If a party entitled to be indemnified hereunder (an "Indemnified Party") shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which a party hereto is obligated to provide indemnification (an "Indemnifying Party"), such Indemnified Party shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this
Section 5.3 shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnified Loss that has been or may be sustained by such Indemnified Party.

  (b) An Indemnifying Party may elect to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, it shall, within 30 days of notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the related Indemnified Party of its intent to do so and acknowledge its liability therefor, and such Indemnified Party shall cooperate in the defense of such Third Party Claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article V for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided that if, under applicable standards of professional conduct (as advised by counsel to the Indemnifying Party), a conflict on any significant issue between such Indemnified Party and such Indemnifying Party or between any two or more Indemnified Parties may exist in respect of such claim, then the Indemnifying Party shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in light of such conflict. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in this Section 5.3 within the time period specified, such Indemnified

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Party may defend, compromise and settle such Third Party Claim.
Notwithstanding the foregoing, (i) neither an Indemnifying Party nor an Indemnified Party, as the party controlling the defense of a Third Party Claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of the other; provided that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed, and (ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, as the case may be, subject to such Third Party Claim of a full and final release from all liability in respect of such claim or litigation.

  5.4 Adjustment for Insurance and Taxes. The amount which either Newco or the Company is required to pay to, for or on behalf of the other pursuant to
Section 5.1 and the amount which an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party pursuant to Section 5.3, shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of the Company, Newco or the Indemnified Party, as the case may be, in reduction of the related Indemnified Loss or Third Party Claim and (ii) (A) reduced by the present value of the amount of any Tax savings resulting from any tax benefit to the Company, Newco or the Indemnified Party, as the case may be as a result of the Indemnified Loss or Third Party Claim, and (B) increased by the present value of the amount of any Tax due with respect to the indemnification payment itself. Amounts required to be paid, as so adjusted, are hereafter sometimes called an "Indemnity Payment." If the Company, Newco or the Indemnified Party, as the case may be, shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnified Loss or Third Party Claim and shall subsequently receive insurance proceeds in respect of such Indemnified Loss or Third Party Claim, or realize any net tax benefit (as computed in clause (ii) above) as a result of such Indemnified Loss or Third Party Claim, then the Company, Newco or the Indemnified Party, as the case may be, shall pay to Newco, the Company or the Indemnifying Party, as the case may be, the amount of such insurance proceeds or net tax benefit, or if lesser, the amount of the Indemnity Payment.

  5.5 Mutual Release, Etc. Effective at the Time of Distribution and except as otherwise specifically set forth in this Distribution Agreement, the Company releases and forever discharges Newco, and its officers, directors, agents, affiliates, record and beneficial security holders (including, without limitation, trustees and beneficiaries of trusts holding such securities), advisors and representatives, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and Liabilities whatsoever of every name and nature, both in law and in equity, against Newco or any of its assigns, which the Company or the Company Group has or ever had, which arise out of or relate to events, circumstances or actions prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to this Distribution Agreement or the transactions contemplated hereby and shall not affect the Company's right to enforce this Distribution Agreement, the Merger Agreement, the Tax Disaffiliation Agreement, the Employee Benefits Agreement or any other agreement contemplated hereby in accordance with its terms. Effective at the Time of Distribution and except as otherwise specifically set forth in this Distribution Agreement, Newco releases and forever discharges the Company and its officers, directors, agents, affiliates, record and beneficial security holders (including, without limitation, trustees and beneficiaries of trusts holding such securities), advisors and representatives, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and Liabilities whatsoever of every name and nature, both in law and in equity, against the Company or any of its assigns, which Newco has or ever had, which arise out of or relate to events, circumstances or actions prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to this Distribution Agreement or the transactions contemplated hereby and shall not affect Newco's right to enforce this Distribution Agreement, the Merger Agreement, the Tax Disaffiliation Agreement, the Employee Benefits Agreement or any other agreement contemplated hereby in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein, neither the other party nor any of its Subsidiaries is, in this Distribution Agreement or any other agreement or document representing or warranting to such party in any way as to the assets, business or Liabilities transferred or assumed as contemplated hereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Distribution Agreement, it being agreed and understood that each party shall take or keep all of its assets "as is" and that it shall bear the economic and legal risk that conveyance of such assets shall prove to be insufficient or that the title to any assets shall be other than good and marketable and free from encumbrances.

  5.6 Transfer of Employees. With respect to the operating personnel of the Retained Business and such other employees of the Retained Business designated by the Company prior to the Time of Distribution as employees who will remain with the Company after the Distribution (collectively, the "Retained Employees"), except as specifically provided in this Distribution Agreement, the Company shall retain the liabilities and obligations with respect to, and continue to be responsible for all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with the Company Group by reason of the consummation of the transactions contemplated in this Distribution Agreement or the Merger Agreement or otherwise and neither Newco nor any member of the Newco Group shall assume such liability. Effective as of the Time of Distribution, the Company and Newco shall cooperate to transfer to the employ of Newco, each person employed by the Company, other than the Retained Employees (such employees and any other persons who become employees of the Newco Group immediately after the Time of Distribution shall be hereinafter referred to as the "Transferred Employees"). With respect to the Transferred Employees and all other past, present, active or inactive employees of the Initial Group (or their beneficiaries), other than the Retained Employees, Newco shall assume the liabilities and obligations with respect to, and continue to be responsible for all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with the Newco Group by reason of consummation of the transactions contemplated in this Distribution Agreement or the Merger Agreement or otherwise and neither the Company nor any member of the Company Group shall assume such liability.

  5.7 Certain Employee Benefit Plans. Prior to the Time of Distribution, Newco and the Company shall enter into an agreement relating to the parties' responsibilities with respect to certain employee benefit liabilities and obligations in substantially the form attached hereto as Exhibit B (the "Employee Benefits Agreement").

  5.8 Solicitation of Employees. For two years after the Time of Distribution, neither party will, directly or indirectly, solicit the employment of any employee of the other party and its Subsidiaries; (other than as a result of a general solicitation for employment); provided, that Newco may solicit the employment of those persons set forth on Schedule 5.8 hereto.

  5.9 First Mississippi Foundation. Prior to the Time of Distribution, the By-Laws of First Mississippi Corporation Foundation, Inc. (the "Foundation") shall be amended to provide that the members and trustees of the Foundation will be officers or directors of Newco, as designated by Newco. Notwithstanding anything contained herein to the contrary, the parties hereto expressly agree that all liabilities of the Initial Group related to the Foundation are Newco Assumed Liabilities.

  5.10 Insurance.

    (a) Prior to the Time of Distribution, the Company shall transfer and assign to Newco all of the Company's insurance policies other than (i) any policy which relates solely to the Retained Business and (ii) any policy that constitutes a Non-Assignable Right.

    (b) In the event that any policy constitutes a Non-Assignable Right, it is the intent of the parties that the Newco Group, to the extent possible, receive benefit of any coverage under any such insurance policy. The Company agrees to keep such policy in effect during the remaining term of the policy and to refrain from taking any actions (other than making a claim) which may affect the Newco Group's entitlement to benefits of, or coverage under, such policy.

  (c) With respect to policies which are subject to a retrospective premium adjustment, (i) in the event such policies are assigned to the Newco Group pursuant to this Agreement, the Company agrees that it shall reimburse Newco Group for the amount of any premium adjustment resulting from or attributable to the Retained Business and (ii) in the event such policies are not assigned to Newco pursuant to this Agreement, Newco agrees that it shall reimburse the Company for the amount of any premium adjustment resulting from or attributable to the Newco Group.

  (d) With respect to the Company's (i) general liability policy with Zurich Insurance Co. (which is an occurrence based policy) and (ii) excess casualty policy with Primax, Ltd. (which is a claims made policy), in the event such policy is assigned to Newco pursuant to this Agreement, it is the intent of the parties that the Company Group receive the benefit of any coverage under such policy until the end of the current term of such policy. Newco agrees to keep such policy in effect during such period and to refrain from taking any actions (other than making a claim) which may affect the Company Group's entitlement to benefits of, or coverage under, such policy.

  (e) The Company and Newco agree to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the Time of Distribution. Without limiting the generality of the foregoing, Newco shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of the Newco Group, regardless of whether the insurance policy under which such claim is made is transferred pursuant to Section 5.10(a), and the Company shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of the Company Group, regardless of whether the insurance policy under which such claim is made is transferred pursuant to Section 5.10(a).

                                  ARTICLE VI

                                  Conditions

  The obligations of the Company and Newco to consummate the Spin-Off shall be subject to the fulfillment of each of the following conditions:

  6.1 Tax Disaffiliation Agreement; Employee Benefits Agreement. The Tax Disaffiliation Agreement and the Employee Benefits Agreement, substantially in the forms of Exhibit A and Exhibit B hereto, respectively, shall have been executed and delivered by each of the Company and Newco.

  6.2 Certain Transactions. All of the transactions or obligations contemplated by Section 2.4 and Article IV hereof to be consummated or performed at or prior to the Time of Distribution shall have been successfully consummated or so performed.

  6.3 Conditions to Merger Satisfied. Each condition to the closing of the Merger set forth in Article VII of the Merger Agreement, other than the condition to each party's obligations set forth in Section 7.1(g) thereof as to the consummation of the transactions contemplated by this Distribution Agreement, shall have been satisfied or waived.

  6.4 Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or other public or private entity the failure of which to obtain would have a material adverse effect on either the Newco Group taken as a whole or the Company Group taken as a whole, shall have been filed, occurred, or been obtained.

  6.5 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

  6.6 Opinion of Tax Counsel. The Company and Newco shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom to the effect that the Spin-Off qualifies as a tax-free distribution under Section 355 of the Code.

  6.7 Financing. The Financing shall have been obtained and the transfer of cash and cash equivalents to Newco as provided pursuant to Section 4.1(c)(iv) shall have been consummated.

                                  ARTICLE VII

                      Access to Information and Services

  7.1 Provision of Corporate Records. Except as provided in the following sentence, at the Time of Distribution, the Company shall deliver to Newco all corporate books and records which are corporate records of the Initial Group which relate primarily to the Newco Group, the assets of the Newco Group or the Newco Assumed Liabilities, including, without limitation, original corporate minute books, stock ledgers and certificates and corporate seals of each corporation the capital stock of which is included in the assets of the Newco Group, and all active agreements, active litigation files and government filings.

  7.2 Access to Information. From and after the Time of Distribution (i) the Company shall afford to Newco and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information (as defined below)) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within the Company's possession relating to the Company Group, the assets of the Company Group or the Company Assumed Liabilities, insofar as such access is reasonably required by Newco, and (ii) Newco shall afford to the Company and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to all Information within Newco's possession relating to the Newco Group, the assets of the Newco Group or the Newco Assumed Liabilities, insofar as such access is reasonably required by the Company. Information may be requested under this Section 7.2 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

  7.3 Production of Witnesses. From and after the Time of Distribution, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

  7.4 Retention of Records. Except as otherwise required by law or agreed to in writing, Newco and the Company shall each retain, for a period of at least seven years following the Time of Distribution, all significant Information relating to (i) in the case of Newco, the Company Group and (ii) in the case of the Company, the Newco Group. Notwithstanding the foregoing, either Newco or the Company may destroy or otherwise dispose of any of such Information at any time, provided that, prior to such destruction or disposal (a) Newco or the Company, as the case may be, shall provide no less than 90 or more than 120 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of and (b) if the other party shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to the other party, Newco or the Company, as the case may be, shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.

  7.5 Confidentiality. Each party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or in order to comply with the terms of a binding stock exchange listing application or agreement or applicable stock exchange rules, all non-public Information concerning the other party furnished it by such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such Information and who agree to be bound by the provisions of this Section 7.5.

                                 ARTICLE VIII

                           Miscellaneous and General

  8.1 Modification or Amendment. The parties hereto may modify or amend this Distribution Agreement by written agreement executed and delivered by authorized officers of the respective parties.

  8.2 Counterparts. For the convenience of the parties hereto, this Distribution Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

  8.3 Governing Law. This Distribution Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to its conflicts of law principles.

  8.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other reputable next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  If to the Company:

    c/o _____________________________

    _________________________________

    _________________________________

    Attn: ___________________________

  If to Newco:

    [Newco]
    700 North Street
    Jackson, Mississippi 39215-1249
    Attn: R. Michael Summerford
    Facsimile: (601) 948-7550
    Confirmation: (601) 949-9876

  8.5 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Distribution Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  8.6 Assignment. Nothing contained in this Distribution Agreement or the agreements referred to herein (except as otherwise expressly set forth therein) is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Distribution Agreement and such other agreements, except that the provisions of Sections 5.1 and 5.2 hereof shall inure to the benefit of the persons referred to therein.

  8.7 Further Assurances. Subject to the terms and conditions hereof and, as applicable, of the Merger Agreement, Newco and the Company will, and will cause their respective Subsidiaries to, do such additional things as are necessary or proper to carry out and effectuate the intent of this Distribution Agreement or any part hereof or the transactions contemplated hereby.

  8.8 Attorney-Client Privilege; Work Product. Anything herein or in the Merger Agreement notwithstanding, except with respect to matters addressed in the opinion referred to in Section 6.6 hereof, the transactions contemplated hereby and by the Merger Agreement shall not be deemed to transfer to or vest in the Company Group (or the surviving corporation in the Merger) any right to waive, nor shall they be deemed to waive, any attorney-client privilege between the Newco Group and its legal counsel, with respect to legal advice concerning the business or operations of the Newco Group including, without limitation, the Newco Liabilities or the transactions contemplated hereby and by the Merger Agreement, in either case, concerning privileged communications (or work product related thereto) at any time prior to the Closing Date (as defined in the Merger Agreement). The Company (and the surviving corporation in the Merger) shall assign to Newco the Company's rights (if any) to any attorney-client privilege with respect to legal advice concerning the business or operations of the Newco Group including, without limitation, the Newco Liabilities or the transactions contemplated hereby and by the Merger Agreement concerning privileged communications (or work product related thereto) at any time prior to the Closing Date. The Company Group (and the surviving corporation in the Merger) and their successors and assigns shall not be entitled to waive or have access, nor shall they attempt to waive or seek access, to any privileged communications (or work product related thereto) between the Newco Group and its legal counsel with respect to legal advice concerning the business or operations of the Newco Group, including the Newco Liabilities or the transactions contemplated hereby.

  8.9 No Third-Party Beneficiaries. Except as provided in Section 5.1 hereof, this Agreement, including the Tax Disaffiliation Agreement and the Employee Benefits Agreement, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

  8.10 Conflict with Tax Disaffiliation Agreement. In the event of any conflict between this Agreement and the Tax Disaffiliation Agreement, the Tax Disaffiliation Agreement shall control.

  IN WITNESS WHEREOF, this Distribution Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                          First Mississippi Corporation

                                          By: _________________________________
                                            Name:
                                            Title:

                                          [Newco]

                                          By: _________________________________
                                            Name:
                                            Title:

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